CHDT Corporation Reports Record Q3 Net Revenue and Net Income

3rd Quarter Conference Call Scheduled for Wednesday, October 26, 2011 at 11:00 a.m. EDT

DEERFIELD BEACH, FL, October 25, 2011:  CHDT Corporation, a Florida corporation   (OTCBB: CHDO), (“Company”), with operating subsidiaries focused on designing and manufacturing consumer lighting products for the North American and Latin American retail markets, reported today that the Company, during the third quarter of 2011, delivered record net revenue of $4,631,930, an increase of 53.6% versus Q3 2010 and record 3rd Quarter net  income of $533,812, an increase over Q3 2010 of $403,636 or  310%. For the nine months ended September 30, 2011 net revenue was $8,149,171 as compared to $3,969,550 for the same period last year, an increase of $4,179,621 or 105%.

Net income for the nine months ended September 30, 2011 was $548,526 as compared to a net loss of $695,862 in the same period last year. This was a net improvement of $1,244,388 compared to the same period 2010 and is a record year-to-date net income for the Company.

“The third quarter has consistently been our strongest quarter for the past several years as retailers stock up for Q4 holiday selling season. To post such a substantial improvement in our strongest quarter is a clear indication that retail sell-through has remained strong through Quarters 2 & 3 which, in turn, has caused retailers to increase purchases in anticipation of a vibrant Q4,” said Reid Goldstein, President of Capstone Industries._

“As we approach year-end, it is important to point out that this year-to-date performance is the cumulative results of three record quarters, all of which were profitable,” said CFO, Gerry McClinton. “We are nearing year-end and I am confident our operations team will deliver the current backlog with Q4 shipping dates, estimated at $1,800,000,” he added.

Total Revenues: For the three months ended September 30, 2011, the Company posted Gross Sales of $4,786,534 with sales allowances of $154,604 for net revenues of $4,631,930 compared to net revenues for the same period in 2010 of $3,013,975, for an increase of $1,617,955, representing a 53.6% increase from 2010 results.  All of the revenue was generated by Capstone.

Cost of Sales: For the three months ended September 30, 2011 and 2010, cost of sales were $3,579,048 and $2,126,383, respectively.

Gross Profit: For the three months ended September 30, 2011, gross profit was $1,052,882 an increase of $165,290 or 18.6% from $887,592 for the three months ended September 30, 2010.  The Gross Profit increase is attributed to significantly increased shipments in the quarter as compared to the same period last year.

Total Operating Expenses: For the three months ended September 30, 2011, expenses were $431,198 as compared to $655,692 for the three months ended September, 2010, a net reduction of $224,494 or 34.2%.

Net Income: For the three months ended September 30, 2011 net income was $533,812 as compared to $130,176 for the three months ended September 30, 2010.  The Company improved its net results by $403,636 or 310% from the same period in 2010. This substantial net results improvement was the result of significantly increased revenues and ongoing expense reductions.

“As I mentioned at our 2010 year-end conference call, we believed the Company had never been in a better position as revenues were continuing to grow through expanded product placement at both new and existing customers. We were confident 2011 would be a turning point for the Company as our strategy was to contain costs while introducing relevant products that were useful and affordable,” said Stewart Wallach, CEO of CHDT Corp. “The retail buying community has acknowledged our subsidiary’s efforts and today it is easier to name the few companies we don’t sell than the extensive list of those we do.  We still temper our growth initiatives by being selective and focusing on doing business with retailers best suited to succeed in today’s challenging market conditions.  I look forward to addressing our shareholders on Wednesday to elaborate on our continuing progress,” he added.

Conference Call: A conference call will be held on Wednesday, October 26, 2011 at 11:00 a.m. EDT.  Shareholders are to call in at 1-800-791-2345 and press in the participant code:  45101#.

About CHDT Corporation

CHDT Corporation (www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and distributors throughout North America and Latin America. See www.chdtcorp.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial summary above, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements consist of words like “anticipate,” “expect,” “project,” “continue” and similar words. These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

Contact:

NATALIA PINHEIRO

(954) 570-8889, ext 306

natalia@capstoneindustries.com